Exhibit 10.24

Amendment No. 1

to Loan Agreement

January 26, 2024

This agreement (this "Amendment") is between Western Acquisition Ventures Corp., a Delaware corporation (the “Borrower”), and Cycurion, Inc., a Delaware corporation (the “Holder”), and acts to amend the Loan Agreement between Borrower and Holder (the “Loan Agreement”), dated July 2023.

1.

The definition of Principal Amount, set forth in the preamble to the Letter Agreement, is hereby amended to be $300,000. This is inclusive of any amounts that may have been advanced from the Holder to the Borrower after the date of the Loan Agreement and prior to date hereof in excess of $200,000.

2.	Section 2.1 of the Loan Agreement is hereby amended to read in its entirety as below.

Maturity Date. This Note shall be due and payable (the “Maturity Date”) upon the sooner of the closing of the Business Combination or April 11, 2024.

Unless specifically defined in this Amendment, all capitalized terms used herein shall have the meaning ascribed to the in the Loan Agreement. Nothing in this Amendment will act to change or compromise any of the rights and responsibilities of Borrower or Holder in the Loan Agreement.

This Amendment shall be governed by and enforced in accordance with the laws of Delaware, without regard to principle of conflicts of laws. Any disputes arising under this Amendment shall be resolved according to the dispute resolution provisions applicable to the Loan Agreement. This Amendment may be executed in one or more counterparts, by facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Agreed and accepted as of the date first set forth above.

WESTERN ACQUISITION VENTURES CORP.

By:
Name:
Title:

CYCURION, INC.

By:
Name:
Title: